DIRECTOR NOMINATION AGREEMENT

DIRECTOR NOMINATION AGREEMENT, dated as of May _6__, 2020 (this "Agreement"), by and between (i) Atento S.A., a *société anonyme* incorporated and existing under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register under number B185761, having its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg (the "Company") and (ii) Taheebo Holdings LLC (the "Holder") and, the Holder together with its Affiliated Funds, "Farallon"). The Company and the Holder are each referred to herein as a "Party" and, together, as the "Parties."

WHEREAS, the Holder has agreed to acquire 11,212,205 Ordinary Shares representing 14.87% of all Ordinary Shares outstanding as of the date hereof, pursuant to and subject to the terms and conditions of that certain Share Transfer Agreement, dated on or about the date hereof, by and among Atalaya Luxco PIKco, as seller, the Holder and certain other persons named therein, severally and not jointly, as buyers, and the Company (the "Acquisition").

WHEREAS, as an inducement for the Holder to acquire such Ordinary Shares and for other good and valuable consideration received, the Parties hereby agree that this Agreement shall govern certain rights and obligations of the Parties with respect to the Holder's nomination of an individual for election to the board of directors of the Company (the "Board") and certain other related matters.

WHEREAS, the Company deems it advisable and in the best interests of the Company to enter into this Agreement as set forth herein.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

"Acquisition" has the meaning set forth in the recitals hereto.

"Acquisition Date" has the meaning set forth in Section 3(a).

"Affiliate" means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Affiliated Fund" shall mean, with respect to any Person, (i) such Person's Affiliates, which for purposes of this clause (i) only includes any investment fund, investment vehicle, investment account or holding company that is directly or indirectly managed or advised by the same manager or investment adviser as such Person or by an Affiliate of such manager or investment adviser, and (ii) (A) any member or general or limited partner of such Person and (B) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Person or any general or limited partner of such Person. For the avoidance of doubt, for purposes of this Agreement, each Farallon Entity and its Affiliated Funds shall be an Affiliated Fund of the other Farallon Entities.

"Agreement" has the meaning set forth in the preamble hereto.

"Articles of Association" means the Updated and Coordinated Articles of Association of the Company, dated as of February 18, 2019, as may be amended from time to time.

"Board" has the meaning set forth in the recitals above.

"Business Day" means any day of the year other than Saturdays, Sundays and public holidays in New York, New York or Luxembourg, Grand Duchy of Luxembourg.

"CFC" means a controlled foreign corporation as defined in Section 957 of the Code.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Commission" means the Securities and Exchange Commission.

"Company" has the meaning set forth in the preamble hereto.

"Covered Shares" means each Ordinary Share, and other securities convertible into or exchangeable for Ordinary Shares, beneficially owned by Farallon or in respect of which Farallon has the power and authority to direct the voting thereof, whether by proxy or other agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Farallon" has the meaning set forth in the preamble hereto.

"Farallon Entities" means (i) the Holder and/or any (ii) any Affiliated Fund of the Holder that is a party to this Agreement as contemplated by Section 3(b).

"Farallon Nominee" has the meaning set forth in Section 2(a).

"Holder" has the meaning set forth in the preamble hereto.

"Ordinary Shares" means the Company's ordinary shares, with no nominal value, or any successor security thereto. References to "beneficial ownership" of Ordinary Shares or Covered Shares shall be interpreted within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, for the purposes of this Agreement and of Rule 13d-3 under the Exchange Act only.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a governmental entity (or any department, agency or political subdivision thereof).

"PFIC" means a passive foreign investment company as defined in Section 1297 of the Code.

"Restricted Period" has the meaning set forth in Section 3(a).

"Restricted Shares" has the meaning set forth in Section 3(b).

"Shareholders" has the meaning set forth in Section 2(a).

"Similar Agreement" has the meaning set forth in Section 11(a).

"Tax Authority" means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any tax (including the U.S. Internal Revenue Service).

"Tax" or "Taxes" means any taxes, assessments and other similar governmental charges in the nature of a tax imposed by any governmental authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

"Transfer" means, with respect to any security, the sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition (whether for or without consideration) of such security. The term "Transferred" has a correlative meaning.

Section 2. Board Number; Board Nomination.

(a) For so long as Farallon beneficially owns 12.5% or more of the total number of Ordinary Shares outstanding, Farallon shall have the right (but not the obligation) pursuant to this Agreement to designate one (1) individual to be nominated by the Company for election to the Board as a member of Class II thereof, subject to the favorable vote of the general meeting of the shareholders of the Company (the "Shareholders"); and the Company shall include such individual in the slate of nominees recommended by the Board to the general meeting of the Shareholders for election as a director of such class at any annual or special general meeting of the Shareholders at which directors of such class of the Company are to be elected (or, as applicable, recommend to the Board for appointment and appoint as a director of such class at any Board meeting at which directors of such class of the Company are to be appointed by cooptation and whose final appointment shall be resolved by the general meeting of Shareholders at the next general meeting of Shareholders) (any such individual identified pursuant to Section 2(a) or Section 2(b) hereof, the "Farallon Nominee").

(b) The Parties acknowledge that the final decision to appoint a director or to confirm the appointment of a coopted director belongs to the general meeting of the Shareholders, which remain free to accept or refuse the appointment of a Farallon Nominee. In the event that a Farallon Nominee has not been so elected or appointed, as applicable, as a director by the general meeting of the Shareholders, then Farallon shall have the right, at any time, to nominate for election or appointment a replacement nominee, in which case Section 2(a) or Section 2(c) hereof, as the case may be, shall apply.

(c) Vacancies arising through the death, resignation or removal of the Farallon Nominee who was nominated to the Board pursuant to this Section 2, may be filled by the Board only with a replacement Farallon Nominee, and the director so appointed by the Board following a vacancy shall hold office until the next general meeting of the Shareholders at which the Board shall use its best efforts to recommend the confirmation of such appointment and the election of such replacement Farallon Nominee.

(d) For the purposes of paragraphs (a) and (c) of this Section 2, if at the time of the nomination by Farallon envisaged therein, there are no or insufficient vacancies in Class II to allow for the election or appointment of the Farallon Nominee in such class, the Farallon Nominee shall be recommended for appointment to the general meeting of the shareholders of the Company or appointed by the Board (as applicable) to such class where sufficient vacancies are available (it being acknowledged and

agreed that in no event shall the number of class vacancies or lack thereof at any particular time prevent Farallon from exercising its right to Board representation pursuant to this Agreement).

(e) Notwithstanding the provisions of this Section 2, Farallon shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or a duly authorized committee of the Board with director nominating responsibility (which determination shall set forth in writing reasonable grounds for such determination and be promptly disclosed to Farallon) that such Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, Farallon shall be entitled to select a Person as a replacement nominee and the Company shall use its best efforts to cause such Person to be nominated as the Farallon Nominee at the same meeting as such initial Person was to be nominated. Other than with respect to a determination described in the preceding sentence, the Company shall not have the right to, and shall use its best efforts to cause any other Person not to, object to any Farallon Nominee.

(f) So long as Farallon beneficially owns 12.5% or more of the total number of Ordinary Shares outstanding, the Company shall not take, and shall use its best efforts to cause the Board to not, on its own initiative, take any corporate action to increase or decrease the eight-member size of the Board as of the date hereof without the prior written consent of Farallon. For the avoidance of doubt, no prior written consent shall be required for a decrease in the size of the Board pursuant to the terms of this Agreement or the terms of the agreements provided to Farallon pursuant to Section 11(a) of this Agreement; *provided*, that such decrease in the size of the Board does not prevent Farallon from exercising all its rights under this Agreement.

(g) So long as Farallon beneficially owns 12.5% or more of the total number of Ordinary Shares outstanding, the Company shall notify Farallon in writing of the date on which Shareholder meeting or Board meeting materials are expected to be mailed by the Company in connection with an election of directors at an annual or special general meeting of the Shareholders or an appointment as a director at any Board meeting at which directors of the Company are to be appointed, as applicable (and the Company shall deliver such notice at least sixty (60) days, in the case of a meeting of the Shareholders, and, to the extent reasonably practicable, seven (7) days, in the case of a Board meeting (or, in each case, such shorter period to which Farallon consents, which consent need not be in writing)) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such Shareholder or Board meeting materials at the time such Shareholder or Board meeting materials are mailed). The Company shall provide Farallon with a reasonable opportunity to review and provide comments on any portion of the meeting materials relating to the Farallon Nominees or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify Farallon of any opposition to a Farallon Nominee sufficiently in advance of the date on which such meeting materials are to be mailed by the Company in connection with such election or appointment, as the case may be, of directors so as to enable Farallon to propose a replacement Farallon Nominee, if necessary, in accordance with the terms of this Agreement, and Farallon shall have ten (10) Business Days from receipt of such notice to designate another nominee.

(h) In the event that Farallon ceases to have the right to designate a Person to serve as a director pursuant to this Section 2, Farallon shall use its best efforts to cause the Farallon Nominee to offer his or her resignation as a director for consideration by the Board as promptly as reasonably practicable.

(i) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Articles of Association shall accommodate and be subject to and not in any respect conflict with the rights and obligations set forth herein.

Section 3. Limitations on Transfers.

(a) Farallon agrees that, without the prior written consent of the Company, during the 24-month period following the date of the consummation of the Acquisition (the "Acquisition Date"), it will not Transfer any Covered Shares it owns as of the Acquisition Date; *provided* that for purposes of this Section 3(a), (x) Transfers to Affiliated Funds made in compliance with Section 3(b) and (y) any transaction not involving any public sale or distribution (which type of transaction is deemed to include any public sale(s) pursuant to Rule 144) of any Covered Shares during such period shall each be excluded from the restrictions of this provision, and *provided* further, that following the one-year anniversary of the Acquisition Date, Covered Shares sold by Farallon in an underwritten public offering shall not be subject to this Section 3(a).

(b) Notwithstanding the Transfer restrictions set forth in this Section 3, the Holder may at any time Transfer Covered Shares it owns to one or more Affiliated Funds; *provided* that any such transferee pursuant to this Section 3(b) executes and delivers to the Company a joinder to this Agreement and will thereafter be a holder of the Covered Shares for purposes of this Agreement with the same rights and subject to the same limitations hereunder as the transferor (including, without limitation, the right of such transferee to Transfer Covered Shares to one or more Affiliated Funds of such transferee).

Section 4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the beneficial owner thereof, and the Company shall have no authority to direct such beneficial owner in the voting or disposition of any of the Covered Shares, in each case, except as otherwise expressly provided herein.

Section 5. Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to the Holder and any other applicable Farallon Entities solely in their respective capacities as a Shareholder holding or having the power and authority to direct the voting of Covered Shares and not in any other capacity and shall not apply to any stock (other than the Covered Shares) owned or controlled by any Farallon Entity, by ownership, proxy or otherwise. It is expressly understood that none of the Farallon Entities is making any agreement or understanding on behalf of any designee or representative of Farallon who is a director, trustee, officer or fiduciary of the Company or its subsidiaries, and that neither the Farallon Entities nor any of their respective Affiliates shall have any liability as a result of voting for any director nominee in accordance with the provisions of this Agreement, including with respect to any act or omission by such director nominee.

Section 6. Nominee Expenses and Other Rights. The Company shall: (i) reimburse the Farallon Nominee for all reasonable and documented out-of-pocket expenses properly incurred by him or her in connection with his or her participation in the meetings of the Board or any committee of the Board and all functions and duties as a member of the Board, including all reasonable and documented travel, lodging and meal expenses, in each case to the same extent as the Company reimburses the other non-executive members of the Board for such expenses; (ii) at any general meeting of the Shareholders at which director compensation is to be determined, propose that the Farallon Nominee shall receive compensation for his or her service as a director and Board committee member, in the same manner and in the same amounts as that proposed by the Company to be received by each other non-executive director of the Company for such service; and (iii) provide the Farallon Nominee with indemnification and exculpation rights and directors and officers insurance coverage to the same extent provided to each other non-executive director of the Company.

Section 7. Corporate Policies. Farallon acknowledges that the Farallon Nominee will be subject to all applicable corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines of the Company, each as approved by the Board from time to time to the extent such policies and guidelines are applicable to all non-executive directors. Without prejudice to the foregoing, the Company acknowledges that, except if the Board decides otherwise with respect to specific non-public Company information discussed in the Board, the Farallon Nominee may share and discuss information regarding the Company that he or she learns in his or her capacity as a director with (i) those principals and employees of Farallon who are responsible for monitoring and executing Farallon's investment program, (ii) members of Farallon's legal, compliance, accounting, tax and other internal professional staff and (iii) Farallon's outside professional advisors.

Section 8. Effectiveness. This Agreement shall become effective on the Acquisition Date.

Section 9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement, unless otherwise provided in this Agreement, will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the applicable Party hereto at such address or to the attention of such other Person as is specified in the Company's books and records or such other address or to the attention of such other Person as the recipient Party shall have specified by prior written notice to the sending Party.

Section 10. Tax Matters.

(a) With the assistance of an accounting firm that is nationally recognized within the United States, the Company shall (i) determine as soon as reasonably practicable after the end of each year (and in each case, within one hundred-twenty (120) days after the end of each taxable year) (based on information available to it), whether it believes that it or any of its subsidiaries is a CFC or a PFIC; (ii) promptly notify Farallon if the Company believes that it or any subsidiary is a CFC or a PFIC; and (iii) upon the request of Farallon, provide a report from such accounting firm as to whether it or any such subsidiary is (based on information available to it) a CFC or a PFIC.

(b) The Company shall provide or cause to be provided to Farallon, as soon as reasonably practicable but in any event within one hundred-twenty (120) days after the end of each taxable year (as determined for U.S. federal income tax purposes) such information

as is necessary to permit Farallon (or the direct or indirect beneficial owners of Farallon, as applicable) to prepare and file tax and information returns, including, but not limited to:

(i) U.S. Internal Revenue Service Form 8621 with respect to the Company and any subsidiary (as applicable) (including providing a "PFIC Annual Information Statement" in accordance with Treasury Regulations Section 1.1295-1(g) with respect to the Company and any subsidiary);

(ii) U.S. Internal Revenue Service Form 5471 with respect to the Company and any subsidiary (as applicable); and

(iii) U.S. Internal Revenue Service Form 8992 with respect to the Company and any subsidiary (as applicable).

(c) To the extent the Company is unable to provide any of the information described in Section 10(a) or (b) within ninety (90) days after the end of any taxable year, the Company shall cooperate with Farallon to provide estimates of such information within ninety (90) days after the end of such taxable year.

(d) The Company shall, and shall cause each of its subsidiaries to, cooperate with and use its reasonable efforts to assist Farallon and its affiliates in (i) the preparation for and defense of any audits or other disputes with any Tax Authority regarding any taxes or tax returns, and (ii) providing such additional information or other documentation as is available to the Company and as Farallon may reasonably request in order to respond to any inquiry from any Tax Authority regarding taxes, or to obtain refunds of, or exemptions from any, withholding taxes imposed on Farallon as a result of its investment in the Company. In addition, Farallon shall cooperate in good faith with the Company to provide the Company such information as is reasonably requested by the Company for purposes of preparing any IRS Form 5471 required to be filed, *provided*, that Farallon shall not be required to disclose the identity or any other information regarding any of its investors that it deems confidential.

(e) The Company is properly treated as a corporation for U.S. federal income tax purposes, and will not elect to be treated as other than a corporation for U.S. federal income tax purposes without prior written notification to Farallon at least sixty (60) days in advance of the effective date of such election.

(f) Farallon shall be solely responsible for complying with its obligations to any Tax Authority (including pursuant to the Code) and shall bear all reasonable fees and other costs incurred by the Company in connection with complying with this Section 10 (*provided*, that Farallon shall only bear its pro rata share of such fees and costs if any such compliance is also undertaken on behalf of, or any such assistance or information is also provided to, one or more other investors).

Section 11. Miscellaneous.

(a) Other Agreements. Prior to the execution of this Agreement, the Company has provided to Farallon any existing agreement and drafts of the substantially final forms of each agreement to be entered into with the Company's securityholders (other than its employees) on or prior to the Acquisition Date, in each case, containing provisions relating to director nomination, voting or the sale, transfer or other disposition of securities (each, a "Similar Agreement"), and agrees not to enter into any amendment or modification to any such Similar Agreement (whether by amendment, supplement, replacement, waiver or otherwise) or to grant any waiver or consent under any such agreement unless the terms of such amendment, modification, waiver or consent are disclosed to Farallon and, subject to reasonable adjustments to be agreed between the Company and Farallon to reflect proportional holdings of Farallon and the relevant securityholder(s), offered to Farallon (giving effect to its existing rights and obligations under this Agreement). For the avoidance of doubt, if a Similar Agreement contains a provision substantively identical to Section 3(a) hereof and the Company waives any restriction(s) on Transfers set forth in such provision, the Company simultaneously will waive on the same terms the comparable restriction(s) on Transfer to which Farallon is subject under Section 3(a) hereof.

(b) Corporate Approval. The Company hereby confirms that its entry into, execution and performance of this Agreement has been duly approved by the Board and that the Person(s) executing this Agreement on behalf of the Company have been duly authorized to do so and validly bind the Company.

(c) No Inconsistent Agreements. The Company will not enter into or permit to remain effective any agreement, and will not, on its own initiative, propose or recommend any change to its Articles of Association, which is inconsistent with, violates or interferes with the practical exercise of the rights granted to Farallon in this Agreement.

(d) Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(e) Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver to or of this Agreement or any provision hereof shall be effective against the Company or Farallon unless such modification, amendment or waiver is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by either Party to assert its rights hereunder on any occasion or series of occasions.

(f) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of either of the Parties will bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of or create obligations to a Farallon Entity are also for the benefit of, and enforceable by, any transferee of the Covered

Shares held by such Farallon Entity. Unless expressly authorized under this Agreement, this Agreement cannot be assigned by either Party.

(g) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement.

(i) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg. The Parties irrevocably agree that any disputes arising out of or in connection with this Agreement shall be submitted exclusively to the courts of the City of Luxembourg, Grand Duchy of Luxembourg.

(j) Time is of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day which is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

(k) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Ordinary Shares, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term "Ordinary Shares" shall include all such other securities.

(m) Entire Agreement; Termination. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. This Agreement shall terminate automatically and immediately and be of no further force and effect at such time as Farallon ceases to beneficially own at least 12.5% or more of the total number of Ordinary Shares outstanding. Upon a valid termination of this Agreement in accordance with this Section 11(m), this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of either Party hereto with respect to the matters contemplated by this Agreement; *provided*, *however*, that the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6, Section 9, Section 11(i) and this Section 11(m), which provisions shall survive such termination.

(n) Further Assurances. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement. Neither the Company, nor the Board on its own initiative, shall directly or indirectly take any action that is intended

to, or would reasonably be expected to result in, Farallon being deprived of the rights contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF this Agreement has been signed by each of the Parties, and shall be effective as of the date first above written.

ATENTO S.A.

By: Thomas J Iannotti

Name:

Title: Authorized director

TAHEEBO HOLDINGS LLC

By: ____________________

Name:

Title:

[*Signature Page to Director Nomination Agreement*]

IN WITNESS WHEREOF this Agreement has been signed by each of the Parties, and shall be effective as of the date first above written.

ATENTO S.A.

By: ______________________
Name:
Title: Authorized director

TAHEEBO HOLDINGS LLC

By: ______________________
Name: Michael Fisch
Title: Authorized Signatory

[*Signature Page to Director Nomination Agreement*]